UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 10, 2013

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2013, the Compensation Committee of the Company’s Board of Directors (the “Committee”) granted year-end 2012 performance bonus for the Senior Management Team.

Upon analysis of publicly-traded Peer Group companies, the Committee observed that, for 2009, 2010 and 2011, Hemispherx’ Officer Compensation Expense as compared to various Balance Sheet ratios were consistently less than that of the average of the Peer Group.

The Committee in light of pre-established individual and Company-wide goals and objectives, that included the continued productive interaction with the FDA concerning issues necessary for approval of Ampligen(R) for Chronic Fatigue Syndrome, evaluated the performance of each key executive in order to determine respective annual incentive opportunities considering base salary and fees, short and long-term incentive opportunity and any special/supplemental benefits or payments. Based upon all of the foregoing, the Committee determined that the following Performance Bonuses should be granted in 2012 to the following NEO, along with others:

1.	At the rate of 25% of their respective 2012 year-end base compensation:
i.	Dr. William Carter (Chairman, CEO, President & Chief Scientific Officer) for $241,906;
ii.	Thomas Equels (Vice Chairman, Secretary & General Counsel) for $129,500;
iii.	Charles Bernhardt (CFO & Chief Accounting Officer) for $58,275;
iv.	Dr. David Strayer (Medical Director and Chief Medical Officer) for $68,008; and

2.	At the rate of 20% of their respective 2012 year-end base compensation:
i.	Dr. R. Christopher Cavalli (Vice President of Quality Control) for $37,351.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

January 11, 2013	By:	/s/ William A. Carter
William A. Carter M.D., Chief Executive Officer

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